UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
November 29, 2006
Date of Report (Date of earliest event reported)
Claimsnet.com inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14665	75-2649230
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
14860 Montfort Dr., Suite 250, Dallas, Texas 75254
(Address of principal executive offices)
(972) 458-1701
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 29, 2006, Claimsnet.com inc. (“Claimsnet”) borrowed an aggregate of $300,000 from Elmira United Corporation, a 5% shareholder, and issued a convertible promissory note (“Note”). The Note bears interest at the rate of 5% per annum. A payment equal to the principal and accrued and unpaid interest on the Note is due November 29, 2010. At the option of the holder, at any time or from time to time prior to the maturity date, all or any portion of the outstanding principal and interest may be converted into a number of shares of Claimsnet’s Common Stock at a conversion price of 36,500 shares per $10,000 of investment.
The proceeds from the Note will be used to finance Claimsnet’s working capital requirements.
On December 1, 2006, Claimsnet entered into a lease agreement (“Lease”) with E-Link Systems for computer hardware, software and installation charges in the amount of $121,308.92. The Lease is payable in monthly installments over a period of 36 months, with a finance charge of 12.84%. The Lease is a capital lease with a net buyout of $1 at the end of the lease term.
Item 2.01. Completion of Acquisition or Disposition of Assets.
See Item 1.01 for a description of the Lease.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01 for a description of Claimsnet’s financial obligations pursuant to the Note and the Lease.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit 10.1	Convertible Promissory Note, dated November 29, 2006

Exhibit 10.2	Equipment Lease Agreement, dated December 1, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 1, 2006

CLAIMSNET.COM INC.
By:	/s/ Don Crosbie
	Name:	Don Crosbie
	Title:	Chief Executive Officer